UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously reported on a Form 8-K filed April 28, 2006, we announced our intention to acquire the Bretton Woods Resort, a ski resort in Bretton Woods, New Hampshire from MWH Preservation Limited Partnership (“MWH”). On June 23, 2006 (the “Closing Date”), we acquired the lodging and ski areas of the Bretton Woods Resort (the “Bretton Woods Property”) for a purchase price of $45.0 million, excluding closing costs. We paid $38.5 million of the purchase price on the Closing Date and delivered an irrevocable standby letter of credit and a promissory note for $6.5 million securing our obligation to pay an additional $8.0 million, which includes interest, to MWH on the fourth anniversary of the Closing Date. We have also agreed to fund an additional $17.5 million for improvements to the property during the next three years.

The Bretton Woods Property, located in northern New Hampshire, includes the four-season historic Mount Washington Hotel, The Bretton Arms Country Inn and The Lodge at Bretton Woods, which together provide 284 rooms for lodging. The property also features tennis facilities, a freestanding 4,500 square-foot restaurant, the 56,000 square-foot Bretton Woods Ski Lodge and the 850-acre Bretton Woods Ski Area that includes 434 skiable acres, 62 miles of groomed trails and 9 chairlifts. BW Land Holdings, LLC (“BW Holdings”), an entity formed by Celebration Associates and Crosland, Inc., acquired the remaining 900 acres of the resort, which includes two golf courses, equine stables, the Nordic Ski Center, utilities and undeveloped land that may allow for the future development of real estate units and other amenities (the “BW Holdings Property”). BW Holdings has agreed to give us a right of first offer to purchase any portion of commercially developed BW Holdings Property prior to marketing it for sale.

We have also entered into two long-term, triple-net leases with BW Resort Management Company, an entity formed by Celebration Associates and Crosland, Inc., that has engaged National Resort Management, LLP, a resort management company, to market and operate the Bretton Woods Property. Celebration Associates is a developer of mixed-use, master-planned communities and villages, and Crosland, Inc. is a diversified real estate company. The leases each have a term of 10 years with four 5-year renewal options. The combined minimum annual rent in the initial year is approximately $3.3 million. The minimum rent will increase annually to a maximum of $4.5 million. Total percent rent is a negotiated percentage of revenue capped at a variable percentage of property net cash flow. Crosland, Inc. has guaranteed the payment of all rent up to a total amount $5.0 million for the first four years of the lease period.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2006	CNL INCOME PROPERTIES, INC.

	By:	/s/ Tammie Quinlan
	Name:	Tammie Quinlan
	Title:	Chief Financial Officer

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